EXHIBIT 99.2

Q1 2022 speech

Good morning. I’m Dan O’Brien, CEO of Flexible Solutions.

Safe Harbor provision:

The Private Securities Litigation Reform Act of 1995 provides a “Safe Harbor” for forward-looking statements. Certain of the statements contained herein, which are not historical facts, are forward looking statements with respect to events, the occurrence of which involve risks and uncertainties. These forward-looking statements may be impacted, either positively or negatively, by various factors. Information concerning potential factors that could affect the company is detailed from time to time in the company’s reports filed with the Securities and Exchange Commission.

Welcome to the FSI conference call for First Quarter 2022.

Prior to discussing our financials, I’d like to update our Company condition and our product lines along with what, in our opinion, might occur in second and third quarter of 2022.

Covid virus: The NanoChem Subsidiary, the ENP Subsidiary and the Florida LLC investment are all engaged in producing for the agriculture and/or the cleaning products sectors. Virtually all our employees are fully vaccinated. Covid lockdowns in China will have effects on our supply chains out of Asia that may cause delays from time to time.

Our NanoChem division: NCS represents more than 1/2 of the revenue of FSI. This division makes thermal poly-aspartic acid, called TPA for short, a biodegradable polymer with many valuable uses. NCS also manufactures SUN 27™ and N Savr 30™ which are used to reduce nitrogen fertilizer loss from soil.

TPA is used in agriculture to significantly increase crop yield. It acts by slowing crystal growth between fertilizer ions and other ions in the soil resulting in the fertilizer remaining available longer for the plants to use.

TPA is also a biodegradable way of treating oilfield water to prevent pipes from plugging with mineral scale. TPA’s effect is that it prevents the scaling out of minerals that are part of the water fraction of oil as it exits the rock formation. Scale must be prevented to keep the oil recovery pipes from clogging.

SUN 27™ and N Savr 30™ are nitrogen conservation products. Nitrogen is a critical fertilizer that can be lost through bacterial breakdown, evaporation and soil runoff.

SUN 27™ is used to conserve nitrogen from attack by soil bacterial enzymes while N Savr 30™ is directed toward reducing nitrogen loss through leaching and evaporation.

ENP Division: ENP represents most of our other revenue. ENP is focused on sales into the greenhouse, turf and golf markets, while, our NCS sales are into row crop agriculture. The year has started well and we expect similar growth in 2022 as was experienced in 2021.

The Florida LLC investment: Once again, this investment was profitable. The Company is focused on international sales into multiple countries all of which face different issues and respond in varied ways. We saw a very strong rebound in Q1 2022 compared to 4th quarter 2021. Indications are that growth by the LLC in the 30% range is possible for 2022 as a whole.

1

Strategic investment in Lygos: In December 2020, FSI invested $500,000 in Lygos in return for equity. We made a second investment of $500,000 in June 2021. Lygos is using the investment to complete development of a microbial route to aspartic acid using sugar as a feedstock. FSI will be the major user of aspartic acid derived this way and believes that sustainable aspartic acid will allow us to obtain large new customers and develop valuable new products. Lygos’ scientific team have already successfully developed other organic acids from sustainable feedstock and are recognized as one of the world leaders in synthetic biology by their peers in industry and academia. We have high confidence in their ability to achieve sustainable aspartic acid through a fermentation route. Once this route is fully developed, we plan to work with Lygos to build capacity and produce aspartic acid which we can then polymerize into sustainable polyaspartates.

Merger with Lygos

On April 18th FSI and Lygos announced their intent to merge subject to shareholder approval. Details of this plan are included in the news release from that day. The Companies are preparing to file an even more detailed document with the Securities Commission called an S-4. Until this document is publicly available, we are not able to comment beyond what has been disclosed in the April 18 news release and the 8-K document already public at www.sec.gov.

Q2 and Q3 2022

TPA, SUN 27™ and N Savr 30™ for agricultural use have peak uptake in Q1 and Q2. This year is somewhat different due to high crop and fertilizer prices. We are seeing increased interest in our products and stronger ordering. Maintaining inventory to service customers remains key to maximizing sales and, as one would expect, shipping delays are not helping. To date, our preordering of inventory has made sure that no sales have been lost. If momentum continues throughout Q2 as it has to the end of April, sales for the first half will be significantly higher than the year earlier period before slowing in Q3 then accelerating again during the Q4 early buy season.

Oil, gas and industrial sales of TPA experienced increased sales in late Q4 21 and into Q1 22. This is driven by shortfalls of competing products and high oil prices. We see this continuing in Q2 but don’t consider it a permanent effect at this time.

Tariffs: Since Sept 30th 2018, several of our raw materials imported from China have included a 10% additional tariff which rose to 25% in 2019. International customers are not charged the tariffs because we have applied for the export rebates available to recover the tariffs. The accumulating tariff payments to the Government are affecting our cost of goods, our cash flow and our profits negatively until the rebates are received. Rebates can take many months to arrive; we submitted our initial applications more than 3.5 years ago. The total dollar amount due back to us now exceeds $1 MM and continues to increase. The rebates will increase profitability and cash flow while decreasing cost of goods for the future quarters in which the rebates are received. We learned 6.5 months ago that our application has been sent to a government lab so that our formula-based calculations can be verified. The most recent information is that a response will be provided within 30 days and we may be able to submit finished rebate applications soon after.

Shipping and Inventory: Ocean shipping from Asia to the US and ocean shipments from the US to international ports continue to take much longer and prices per container are more than triple normal. Land transport inside the US is also taking much longer than usual and pricing is extremely. We are doing our best to cope with shipping issues by ordering far ahead but we warn that some disruption will be unavoidable and some of the extra costs will have to be borne by us in order to retain customers.

Raw material prices have also increased substantially over the last 9 months. Passing price increases along to customers can take several months and result in temporarily constrained margins. A large proportion of these adjustments were begun in late Q4 2021 and not completed until early March this year. Our Q4 2021 profits showed the effect of raw material costs advancing far quicker than selling prices can be revised. This effect is less visible in Q1 2022 but still present, and should revert toward normal levels over the rest of 2022. We expect revenue, operating cash flow and profit to grow as fast or faster than it did in 2021.

2

Highlights of the financial results:

We are very pleased with the results for Q1. Revenue and operating cash flow were all up significantly. Net profit, which did not include any PPP forgiveness in 2022, exceeded the 2021 amount which had more than $500,000 in forgiveness. We estimate that we will exceed last year’s growth rate in all of the above metrics for the coming year.

Sales for the quarter increased 41% to 10.78 million, compared with $7.62 million for Q1 2021.

Profits: The result is a profit of $1.53 million or 12 cents per share in 2022, up slightly from a gain of $1.45 million or 12 cents per share, in 2021.

Operating Cash Flow: This non-GAAP number is useful to show our progress with non-cash items removed for clarity. For Q1 it was $2.47 million or 20 cents per share up from $1.43 million or 12 cents per share in the 2021 period.

Long term debt: We continue to pay down our long-term debt according to the terms of the loans.

Working capital is adequate for all our purposes and is increasing continuously as we book retained profit from sales. We also have lines of credit with Midland States Bank for the ENP and NCS subsidiaries. We are confident that we can execute our plans with our existing capital. The equity investment in Lygos was made with cash on hand through FSL, our Canadian operating company.

The text of this speech will be available as an 8K filing on www.sec.gov by Wednesday, May 18th. Email or fax copies can be requested from Jason Bloom at Jason@flexiblesolutions.com.

Thank you, the floor is open for questions.

3